UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
OMB Number: 3235-0065 Expires: October 31, 2021 Estimated average burden hours per response............. 671
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WeTrade Group Inc.

(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation or organization)

__________________________________________
(Primary Standard Industrial Classification Code Number)

______________________________
(I.R.S. Employer Identification Number)

No 1 Gaobei South Coast, Yi An Men 111 Block 37, Chao Yang District, Beijing City,
People Republic of China +8610-85788631.
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Wyoming Registered Agent 1621 Central Ave Cheyenne, Wyoming 82001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

August 9, 2019
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

SEC 870 (05-19)	Persons who are to respond to the collection1of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
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Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	383,671	$0.15	$49,550.55	$6.43

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EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, WeTrade Group Inc. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-233165), which the Registrant originally filed on August 9, 2019 (“Prior Registration Statement”), and which the Commission declared effective on November 1, 2019.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 383,671 shares, all of which will be sold by the selling stockholders The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

Our registration of the shares of common stock covered by this prospectus supplement does not mean that the selling stockholder will offer or sell any of the shares. Common stock offered hereby by the selling stockholder, or their pledgees, donees, assignees, transferees or other successors-in-interest, may be sold from time to time through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale is within the sole discretion of the selling stockholder, subject to certain restrictions.

We will not receive any proceeds from any sale of common stock by the selling stockholder.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

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	Name of Selling Stockholder and Position, Office or Material Relationship with Company (NA)	Common Shares Owned by the Selling Stockholder[2]	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding[1]
1.	Fan Xiangning	26,667	26,667	*	0
2.	Zhan hongbin	26,667	26,667	*	0
3.	Hu Bo	26,667	26,667	*	0
4.	Dai Yuzhen	26,667	26,667	*	0
5.	Deng Tao	26,667	26,667	*	0
6.	Jin Xuening	26,667	26,667	*	0
7.	Fu Jing	26,667	26,667	*	0
8.	Fu Dehua	1,667	1,667	*	0
9.	Fan Linyong	1,667	1,667	*	0
10.	Yang Shengxian	1,667	1,667	*	0
11.	Ji Huaifeng	20,000	20,000	*	0
12.	Zhuang Zhenwei	1,667	1,667	*	0
13.	Feng Bijiao	20,000	20,000	*	0
14.	Jiang Lina	5,000	5,000	*	0
15.	Li Pijun	10,000	10,000	*	0
16.	Yu Wenwen	10,000	10,000	*	0
17.	Zhang Hefeng	10,000	10,000	*	0
18.	Jiang Tingting	10,000	10,000	*	0
19.	Yu Ying	10,000	10,000	*	0
20.	Deng Liangpeng	10,000	10,000	*	0
21.	Li Hongzhen	10,000	10,000	*	0
22.	Dai Wenxin	10,000	10,000	*	0
23.	Wang Jun	1,000	1,000	*	0
24.	Liu Yamei	1,000	1,000	*	0
25.	Cai Yaxuan	1,000	1,000	*	0
26.	Liu Shanshan	1,000	1,000	*	0
27.	Xie Zhongyi	1,000	1,000	*	0
28.	Ren Lijie	1,000	1,000	*	0
29.	Chen Junlei	1,000	1,000	*	0
30.	Luan Jiandong	5,000	5,000	*	0
31.	Fan Xiangning	26,667	26,667	*	0
32.	Zhan hongbin	26,667	26,667	*	0
_______
* Less than 1%

1) Assumes all of the shares of common stock offered are sold and, 100,074,000 common shares are issued and outstanding.

2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

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Exhibit No.	Description
5.1*	Legal Opinion
23.1*	Consent of Independent Registered Public Accounting Firm

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 10, 2020.

WETRADE GROUP INC.

By:	/s/ Dai Zheng
Dai Zheng Director/CEO

By:	/s/ Li Zhou
Li Zhou/Director/COO

By:	/s/ Kean Tat Che
Kean Tat Che/Director/CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 10, 2020	By:	/s/ Dai Zheng
Dai Zheng Director/CEO

Date: February 10, 2020	By:	/s/ Li Zhou
Li Zhou/Director/COO

Date: February 10, 2020		/s/ Ken Tat Che
Ken Tat Che/Director/CFO

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